The Prudential Series Fund
For the fiscal period ended 12/31/06
File number 811-03623

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Prudential Series Fund - SP PIMCO High Yield
Portfolio

1.   Name of Issuer:  Bombardier, Inc.

2.   Date of Purchase:  November 10, 2006

3.   Number of Securities Purchased:

4.   Dollar Amount of Purchase:  $1,217,282

5. Price Per Unit: $100 per unit. Bonds bearing a coupon of 7.25% and a maturity date of November 15, 2016

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  Deutsche Bank Securities


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Deutsche Bank
JP Morgan
BNP Paribas
ABN Amro
Bayern LB
Calyon
Commerzbank Corporates & Markets
Dresdner Kleinwort
NBF Securities (USA) Copr.
Natexis Bleichroder Inc.
UBS Investment Bank
Citigroup RBC Capital Markets